Circuit City Stores, Inc. Names Bruce H. Besanko
              Executive Vice President and Chief Financial Officer

Richmond, Va. July 11, 2007 - Circuit City Stores, Inc. (NYSE:CC) announced that it has named Bruce H. Besanko executive vice president and chief financial officer effective July 30, 2007.

Prior to joining Circuit City, Besanko, 48, was senior vice president, finance and chief financial officer for The Yankee Candle Company, Inc., a leading designer, manufacturer, wholesaler and retailer of premium scented candles, since April 2005. His responsibilities encompassed all areas of finance, accounting, internal audit, lease administration, information systems and investor relations. He also served as vice president, finance for Best Buy Co., Inc., a retailer of consumer electronics, home office products, entertainment software, appliances and related services, from 2002 to 2005. Besanko held several financial leadership positions of increasing responsibility from 1996 to 2002 in the hardlines business at Sears, Roebuck & Co., a retailer of home merchandise, apparel and automotive products and related services. Prior to that he held various finance, accounting and treasury positions with Atlantic Richfield Company, a global oil and gas enterprise, from 1992 to 1996. Besanko has a master of business administration degree in finance from the University of Chicago and a bachelor of arts degree from the University of Cincinnati.

"Bruce is an analytical, results-oriented CFO who combines a solid track record in managing finance operations with consumer electronics retailing experience," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "His background and experience will be a valuable addition to our senior leadership team."

About Circuit City Stores, Inc.
Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics and related services. At May 31, the domestic segment operated through 643 Superstores and 13 other locations in 158 U.S. media markets. At May 31, the international segment operated through 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

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Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Patty Whitten, Investor Relations, (804) 527-4033